Exhibit 77C

For the year ended July 31, 1995
File Number 811-2928


A special meeting of shareholders of the PaineWebber/Kidder, Peabody Cash Reserve Fund, Inc.("Fund") was held on April 13, 1995. At the meeting, the following agreements were approved for the Fund:

1) An interim Investment advisory agreement between the Fund and Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") containing substantially the same terms, conditions and fees as the previous investment advisory agreement with Kidder Peabody Asset Management, Inc. ("KPAM").

The votes were as follows:

                    Shares              Shares              Shares
                       Voted For        Voted Against    Withhold Authority
                      703,011,645          7,245,201           43,994,831

2) A new investment advisory and administration agreement between the Fund and PaineWebber Incorporated ("PaineWebber") containing the same fees and substantially similar material terms and conditions as the previous investment advisory agreement with KPAM to commence on the termination of the interim agreement.

The votes were as follows:

                    Shares              Shares              Shares
                       Voted For         Voted Against   Withhold Authority

                      703,367,010            7,010,910          43,873,577

3) A new sub-advisory and sub-administration agreement between PaineWebber and Mitchell Hutchins to commence on the termination of the interim agreement.

The votes were as follows:

                    Shares              Shares              Shares
                       Voted For         Voted Against   Withhold Authority

                      699,133,230             8,406,193               46,712,074